Exhibit 99.1

Audit Committee Report

March 18, 2008

The Audit Committee has adopted and is governed by a written charter. The Audit Committee Charter is available on the governance section of the Bank’s website at http://www.fhlbatl.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS No. 61 and SAS No. 90, Audit Committee Communications. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1 and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

2008 AUDIT COMMITTEE MEMBERS

B.K. Goodwin, Chairman

W. Russell Carothers, Vice Chairman

John M. Bond, Jr.

William C. Handorf

Scott C. Harvard

J. Thomas Johnson

Jonathan Kislak

Miriam Lopez

H. Gary Pannell